Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

BETWEEN

UNITED STATES ARMY ENGINEER RESEARCH AND DEVELOPMENT CENTER

CONSTRUCTION ENGINEERING RESEARCH LABORATORY

AND

VOLCON, INC.

FOR

ELECTRIC VEHICLE RESEARCH

This Cooperative Research and Development Agreement (CRADA) is entered into by and between the United States Army Engineer Research and Development Center, Construction Engineering Research Laboratory, 2902 Newmark Dr., Champaign, Illinois 61822, hereinafter referred to as “ERDC,” and Volcon, Inc., 3121 Eagles Nest Street, Suite 120, Round Rock, Texas 78665, United States hereinafter referred to as “PARTNER”, pursuant to the authority contained in the Federal Technology Transfer Act of 1986 (15 U.S.C. § 3710a), as amended, and Army Regulation 70-57.

The Act provides that Federal Laboratories’ developments should be made accessible to private industry and state and local Governments for the purpose of improving the economic, environmental, and social well-being of the United States by stimulating the use of federally funded technology developments or capabilities. The Director of a Government-operated Federal Laboratory may enter into CRADAs with non-Federal entities to conduct collaborative research and development that may include the disposition of patent rights in the inventions that result from collaborating personnel, services, property, facilities, or equipment; and

WHEREAS, the United States Congress has declared that one of the purposes of such legislation is to improve the economic, environmental, and social well-being of the United States by stimulating the utilization of federally funded technology developments by such PARTIES; and

WHEREAS, the Federal Technology Transfer Act of 1986, among other technology transfer improvements, has provided each Federal agency with the authority to permit the Director of Government-operated Federal Laboratories to enter into CRADAs with Federal or non-Federal entities, including universities, private firms and organizations, for the purposes of providing to, or obtaining from, collaborating PARTIES, personnel, services, property, facilities, or equipment toward the conduct of specified research and development efforts that may include the disposition of patent rights in the inventions that might result from such collaborations; and

WHEREAS, ERDC's mission includes research and development with respect to Electric Vehicle Research, hereinafter referred to as "the Technology;” and,

WHEREAS, ERDC possesses certain advanced scientific skills, facilities, special equipment, information, computer software, and know-how pertaining to the Technology and is interested in the use of the Technology in the private and public sectors; and,

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

WHEREAS, PARTNER is a public traded company in the United States having expertise in the Technology; and,

WHEREAS, PARTNER and ERDC desire to collaborate on projects of mutual interest and access certain specific engineering capabilities uniquely available that each possesses; and,

WHEREAS, it is the intention of the PARTIES hereto that research and development activities conducted under this CRADA should be to their mutual benefit and the benefit of the people of the United States; and,

WHEREAS, the cooperative research to be conducted under this CRADA will be cooperatively planned and conducted.

NOW, THEREFORE, the PARTIES hereby agree as follows:

Article 1. Definitions. As used in this CRADA, the following terms shall have the following meanings and such meanings should be equally applicable to both the singular and plural forms of the terms defined:

1.1. "BUSINESS CONFIDENTIAL" refers to PROPRIETARY INFORMATION and/or data given or imparted in confidence by either PARTY.

1.2. "CLASSIFIED" means all information and/or data classified in accordance with the national security laws of the United States.

1.3. "CONTROLLED UNCLASSIFIED" means unclassified information as defined in AR 380-10 to which access or distribution limitations have been applied according to national laws, policies, and regulations of the United States Government. It includes United States information that is determined to be exempt from public disclosure according to DOD Directive 5230.25 and DODD 5400.7 or that is subject to export controls according to Title 22, CFR, parts 120-130, International Traffic in Arms Regulations (ITAR), and 15 CFR 730 et seq., Export Administration Regulations (EAR).

1.4. "CRADA" means this cooperative research and development agreement, including any appendices.

1.5. "FOREIGN NATIONAL" means a person who is not a citizen or national of the United States or its territories. This definition does not include permanent residents (formerly immigrant aliens, resident aliens, or intending United States citizens). For the purposes of this CRADA, this is a private non-United States citizen or national having no official affiliation with his or her government of origin. (Source: Glossary, Section II, Terms, of AR 380-10, “Foreign Disclosure and Contacts with Foreign Representatives,” dated June 22, 2005).

1.6. “GOVERNMENT means the United States Government, unless otherwise specified.

1.7. “United States GOVERNMENT PURPOSE” means any activity in which the United States Government is a party, including cooperative agreements with international or multinational defense organizations or sales or transfers by the United States Government to foreign governments or international organizations, and competitive procurements. United States Government purpose does not include for commercial purposes.

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

1.8. “INTELLECTUAL PROPERTY” means patents, copyrights, trade secrets, and trademarks protected by Federal Law and foreign counterparts.

1.9. "INVENTION" means and is limited to any INVENTION or discovery that is or may be patentable under Title 35 of the United States Code (U.S.C.) or the patent laws of any foreign country or any novel variety of plant that is or may be protected under the Plant Variety Protection Act (7 U.S.C. § 2321 et seq.).

1.10. “MADE,” with respect to inventions that are patentable, means conception or first actual reduction to practice during the performance of a work statement (Appendix B) under this CRADA by one of the PARTIES to the CRADA (35 U.S.C. § 201(g)).

1.11. “PARTY(IES)” means any signatory to this CRADA.

1.12. "PROPRIETARY INFORMATION" means information that embodies trade secrets developed at private expense or information that is business or financial information that is privileged or BUSINESS CONFIDENTIAL under the Freedom of Information Act (5 U.S.C. § 552 (b) (4)), provided that such information:

(a). Is not generally known or available from other sources without obligations concerning their confidentiality;

(b). Has not been made available by the owners to others without obligation concerning its confidentiality; and

(c). Is not already available to the Government without obligation concerning its confidentiality.

1.13. “PROTECTED CRADA INFORMATION” means SUBJECT DATA that is marked as being PROTECTED CRADA INFORMATION by a PARTY to this CRADA and that would have been PROPRIETARY INFORMATION had it been obtained from a non-federal entity.

1.14. "SUBJECT DATA" means all recorded information first produced in the performance of a work statement (Appendix B) under this CRADA, both processed and unprocessed generated from modeling and prototype implementation, and can be numeric, alphanumeric, text, photographs, or other recorded forms.

1.15. "SUBJECT INVENTION" means any INVENTION conceived or first actually reduced to practice in the performance of a work statement (Appendix B) under this CRADA.

1.16. “UNLIMITED RIGHTS” means the right to use, modify, reproduce, release, perform, display, or disclose SUBJECT DATA in whole or in part, in any manner and for any U.S. Government purpose whatsoever, and to have or authorize others to do so.

Article 2. Cooperative Research.

2.1. The purpose and object of this CRADA is to provide for the sharing of information and joint conduct of research and development investigations related to Electric Vehicle Research, scope, and obligations of the PARTIES pursuant to this CRADA are itemized in Appendix A. Each PARTY hereto agrees to utilize whatever personnel, facilities, equipment, skills, know-how, and information it considers necessary, consistent with its own policies, missions, requirements, and available resources.

2.2. Work Statements. Specific collaborative studies consistent with the scope and obligations set forth in Appendix A shall be documented in work statements executed as amendments to this CRADA as set forth in Article 8.7 and shall be subject to the terms and conditions of this CRADA. All work statements shall include a description of the tasks to be performed by each PARTY, the products to be delivered, the schedule, and any other particulars deemed necessary by the PARTIES. If any services to be performed by the ERDC require reimbursement, the work statement also shall specify the estimated cost and payment schedule for the work to be performed. PARTNER understands and agrees that 15 U.S.C. § 3710a permits Federal laboratories to provide personnel, services, facilities, equipment, intellectual property, and other resources toward the conduct of research under a CRADA, but specifically prohibits the transfer of funds to the non-Federal partner under the CRADA. A work statement template is in Appendix B. Article 2.6 refers to all financial obligations associated with work statements that include reimbursable funds by the PARTNER.

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

2.3. Review of Work. Periodic discussions shall be held between ERDC and PARTNER personnel for the purpose of reviewing the progress of work, as required. It is understood that the nature of this sponsored research is such that completion within the period of performance specified, or within the limits of financial support allocated, cannot be guaranteed. Accordingly, it is agreed that all sponsored research is to be performed on a best-efforts basis.

2.4. Technical Management. The Technical Managers for each PARTY shall be identified in each work statement executed as amendments to this CRADA as set forth in Article 8.7. These individuals will be responsible for the scientific and technical conduct of this project for their respective organizations. If any of the Technical Managers are unable to serve as technical managers during the term of the CRADA, PARTNER or ERDC will advise the other in writing of a successor.

2.5. Scope Change. If at any time either technical representative determines that the research data dictate a substantial change in the direction of the work, the PARTY shall promptly notify the other PARTY, and the PARTIES shall make a good-faith effort to agree on any necessary written changes to a work statement.

2.6. Financial Obligations.

2.6.1.       Unless otherwise mutually agreed to between the PARTIES in a work statement, each PARTY shall be responsible to pay all costs of labor, supplies, materials, equipment, overhead, and other expenses, direct and indirect, that are incurred by such PARTY in connection with this CRADA, necessary to the performance of specific work as agreed to by both PARTIES.

2.6.2.       In the event the PARTIES mutually agree in a work statement that PARTNER will reimburse ERDC, such reimbursement will occur as set forth in this Section 2.6.2. The cost of labor, supplies, materials, equipment, overhead, and other expenses, direct and indirect, computed in accordance with ERDC standard accounting procedures, that are incurred by ERDC in connection with this CRADA, necessary to the performance of specific work as agreed to by both PARTIES, are chargeable to PARTNER. Prior to the commencement of any agreed upon work by ERDC, PARTNER will deposit with the ERDC Disbursing Officer sufficient funds to cover the estimated cost of the specific work to be performed. To initiate the work effort, funds must be provided in advance. Progressive deposits may be made during the course of this CRADA according to the schedule agreed upon in the work statement; however, at no time shall the costs incurred by the ERDC exceed the funds deposited by PARTNER. Any funds on deposit over and above the total cost incurred will be refunded within 90 days after determination of final costs.

2.6.3. Many financial management systems, including that used by the United States Army Corps of Engineers, require that the employer’s tax identification number (EIN) be entered during setup of a new account. Accordingly, this information is provided below:

[***]

[***]

[***]

2.6.4. Primarily payments shall be processed through the Electronic Funds Transfer (EFT) or Wire Transfer. If unavailable for EFT or Wire Transfer, payments can be processed through a check. All checks shall be drawn on United States banks. Transmitted options are as follows:

a. [***]

b. [***]

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

When funds are being transferred electronically, please contact the F&A in advance, and include (FOA Code: U4) to assure payments identified.

[***]

c. Checks should be mailed thirty (30) days in advance and made payable to “Finance and Accounting Office, ERDC” and forwarded to:

[***]

If you have any questions or concerns:

[***]

Article 3. Data Rights and Publication.

3.1. Rights. PARTNER understands and agrees that ERDC shall not disclose to PARTNER SUBJECT DATA or any other information developed or compiled by ERDC that is identified as classified or controlled unclassified. Uncontrolled unclassified SUBJECT DATA that is developed or compiled under this CRADA shall be prepared, analyzed, shared, and mutually interchanged by the PARTIES. However, such uncontrolled unclassified SUBJECT DATA shall not be disclosed to any third party without mutual consent of the PARTIES to this CRADA, except that ERDC may disclose non-proprietary SUBJECT DATA when required to do so for United States Government purposes.

3.2. PROPRIETARY INFORMATION.

3.2.1. ERDC agrees that any PROPRIETARY or BUSINESS CONFIDENTIAL INFORMATION furnished by PARTNER to ERDC under this CRADA, or in contemplation of this CRADA, shall be used, reproduced, and disclosed by ERDC in accordance with the Trade Secrets Act (18 U.S.C. § 1905) and only for the purpose of carrying out this CRADA, unless written consent to such release is obtained from PARTNER.

3.2.2. All PROPRIETARY INFORMATION exchanged between the PARTIES (e.g., documents, descriptions, drawings, photographs, tapes, e-mail, or other media), will be clearly identified and marked with an appropriate notice on each page.

3.2.3. Information imparted orally shall not be protected under this article, unless such information is subsequently reduced to tangible form within fifteen (15) days of disclosure and a copy thereof furnished to the PARTY receiving the PROPRIETARY INFORMATION.

3.3. Publications. ERDC and PARTNER agree that the results of research under this CRADA may be published jointly or separately by either PARTY, but they will confer and consult prior to the publication of SUBJECT DATA to ensure that no PROPRIETARY or BUSINESS CONFIDENTIAL INFORMATION is released and that patent rights are not jeopardized. It is agreed that, prior to either PARTY submitting a manuscript for review or publication containing results of research under this CRADA, a copy of the manuscript will be submitted to the other PARTY at least ninety (90) days prior to being submitted for publication. If any publication contains material subject to copyright, it will be handled in accordance with Article 4.12.

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

3.3.1. Public Information/Marketing. To publish any type of information about the CRADA’s intent or results in any media including technical publications, news media, print materials, broadcast news, internet, social networks, videotape productions, marketing materials, etc., produced during the active CRADA, each PARTY agrees to coordinate with the other PARTY prior to any release, to include interviews with news reporters, live or through electronic contact. This requirement also includes any media contacts made as a result of publications described in Article 3.3.1. Prior to either PARTY publicly releasing information to non-peer-reviewed media, the proposed content will be submitted to the other PARTY at least thirty (30) days in advance. In the event of a scientific breakthrough or other time-sensitive circumstance, the PARTY may request expedited approval of information release through the other PARTY’S authorized media agent. If any publication contains material subject to copyright, it will be handled in accordance with Article 4.12.

3.3.2. Awards/Recognitions. Award nominations for new science or technology resulting from this CRADA will give credit to each PARTY and will be submitted by the nominating PARTY to the other PARTY for review and comment at least thirty (30) days from the award’s submittal deadline. In the event the research wins a major award or recognition, the PARTIES will jointly accept any public presentation and will be featured as PARTIES in any media news releases or postings.

3.4. PROTECTED CRADA INFORMATION. Pursuant to 15 U.S.C. § 3710a (c) (7) (B), with respect to information resulting from the performance of this CRADA that would be PROPRIETARY or CONFIDENTIAL if the information had been obtained from the PARTNER, ERDC may provide appropriate protection against the dissemination of such information, including exemption from the Freedom of Information Act (5 U.S.C. § 552a).

3.4.1. Each PARTY may designate as PROTECTED CRADA INFORMATION any SUBJECT DATA produced by its employees, and, with the agreement of the PARTY initially developing the information, mark any SUBJECT DATA produced by that PARTY’s employees. All such designated PROTECTED CRADA INFORMATION shall be appropriately marked.

3.4.2. For a period of five (5) years from the date PROTECTED CRADA INFORMATION is produced, the PARTIES agree not to further disclose such information except as:

a.	Necessary to perform this CRADA;
b.	Provided in Article 3, Data Rights and Publication;
c.	Requested by ERDC to be provided to other Government facilities for Government use only with the same protection in place; or
d.	Mutually agreed by the PARTIES in advance;
e.	By Court order.

3.4.3. The obligations of 3.4.2 above shall end sooner for any information that shall become publicly known without the fault of any PARTY, shall come into a PARTY’s possession without breach by that PARTY of the obligations of 3.4 above, or shall be independently developed by a PARTY’s employees who did not have access to PROTECTED CRADA INFORMATION.

3.5. ERDC shall have UNLIMITED RIGHTS in all SUBJECT DATA produced or provided by the PARTIES under this CRADA, except for information marked as being copyrighted, PROTECTED CRADA INFORMATION, or PROPRIETARY or BUSINESS CONFIDENTAL INFORMATION.

Article 4. Patent and Other Intellectual Property Rights.

4.1. Scope. The United States Government shall retain ownership of any intellectual property to which it has title prior to this CRADA. Likewise, PARTNER shall retain ownership of any intellectual property to which it has title prior to this CRADA.

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

4.2. Reporting. ERDC shall report to PARTNER within ninety (90) days of each SUBJECT INVENTION developed under this CRADA reported to ERDC by its employees. PARTNER shall report to ERDC within ninety (90) days of each SUBJECT INVENTION reported to PARTNER by any of its employees.

4.3. PARTNER Employee INVENTIONS. ERDC, on behalf of the United States Government, waives any ownership rights the United States Government might have in SUBJECT INVENTIONS MADE by PARTNER employees and agrees that PARTNER shall have the option to retain title in any such employee SUBJECT INVENTION and to obtain patents therein. PARTNER shall notify ERDC within ninety (90) days of reporting the invention to ERDC of its election of this option and shall have the right to timely file patent applications on such SUBJECT INVENTION at its own expense. PARTNER agrees to grant to the United States Government on PARTNER’s employee's SUBJECT INVENTIONS a non-exclusive, nontransferable, irrevocable, paid-up license in the patents covering such SUBJECT INVENTIONS to practice or have practiced, throughout the world by or on behalf of the United States Government, for research and other GOVERNMENT PURPOSES. Such non-exclusive license shall be evidenced by a Confirmatory Instrument prepared by PARTNER in a form acceptable to ERDC. With regard to SUBJECT INVENTIONS to which PARTNER retains right and title and files applications, such applications shall be filed prior to the running of any statutory bar period, priority period, or any applicable filing deadline that will bar the granting of a patent or other statutory rights on the INVENTION.

4.4. ERDC Employee INVENTIONS.

4.4.1. ERDC, on behalf of the United States Government, shall have the initial option to retain title to each SUBJECT INVENTION MADE by its employees and to obtain patents therein. ERDC shall notify PARTNER within ninety (90) days of reporting the invention to PARTNER of its election of this option and shall have the right to timely file patent applications on such SUBJECT INVENTION at its own expense. PARTNER shall have the option to negotiate a license on any such INVENTIONS including the option to choose an exclusive license for a pre-negotiated field of use.

4.4.2. Pursuant to 15 USC 3710a(b)(1)(A), any license granted by the laboratory shall be subject to the reservation by the United States Government of an irrevocable, paid-up right to practice or have practiced the SUBJECT INVENTION on behalf of the United States Government for government purposes.

4.4.3. Pursuant to 15 USC 3710a(b)(1)(B), If a laboratory assigns title or grants an exclusive license to a SUBJECT INVENTION, the Government shall retain the right:

a. To require the collaborating party to grant to a responsible applicant a nonexclusive, partially exclusive or exclusive license to use the invention in the applicant’s licensed field of use, on terms that are reasonable under the circumstances; or

b. If the collaborating party fails to grant such a license, to grant the license itself.

4.5. PARTNER Employee/ERDC Employee Joint INVENTIONS.

4.5.1. Joint SUBJECT INVENTIONS shall be jointly owned if PARTNER files the patent application on the joint SUBJECT INVENTION. PARTNER shall be responsible for filing United States Patent Applications for joint SUBJECT INVENTION in a timely manner. If PARTNER does not file a United States Patent Application on a joint SUBJECT INVENTION within six (6) months after disclosure to either PARTY, and ERDC desires to file a patent application, PARTNER agrees to assign its rights in the INVENTION to ERDC at no cost and ERDC will file a United States Patent Application on such joint SUBJECT INVENTION. ERDC, in turn, agrees to grant PARTNER a royalty-free, non-exclusive license or to negotiate an exclusive license for a reasonable fee as set forth in Article 4.8 below. The non-filing PARTY shall reasonably cooperate and assist the filing PARTY in perfecting the patent application, and the Filing PARTY shall have the right to control the prosecution of the United States Patent Application. ERDC retains an associate power of attorney on joint SUBJECT INVENTION filed as patent applications by other PARTIES to this CRADA.

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

4.5.2. Pursuant to 15 USC 3710a (b) (1) (A), any license granted by the Laboratory shall be subject to the reservation by the United States Government of an irrevocable, paid-up right to practice or have practiced the SUBJECT INVENTION on behalf of the United States Government for government purposes.

4.5.3. Pursuant to 15 USC 3710a (b) (1) (B), if a laboratory assigns title or grants an exclusive license to a SUBJECT INVENTION, the Government shall retain the right-

a. To require the collaborating party to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive license to use the invention in the applicant's licensed field of use, on terms that are reasonable under the circumstances; or

b. If the collaborating party fails to grant such a license, to grant the license itself.

4.6. Patent Applications. Patent applications and other INTELLECTUAL PROPERTY applications on SUBJECT INVENTIONS shall be filed prior to the running of any statutory bar period, priority period, or applicable filing deadline that would bar the granting of a patent or other INTELLECTUAL PROPERTY rights on a SUBJECT INVENTION.

4.6.1. PARTNER shall enter into agreements with its employee, contractor, and subcontractor inventors to ensure assignment of their INVENTIONS to PARTNER and to ensure cooperation with preparation and filing of patent applications on their INVENTIONS.

4.6.2. The PARTY filing an application under Article 4.5 shall provide the other PARTY with one (1) copy of the application at least thirty (30) days prior to filing, and shall use best efforts to provide the other PARTY the right to inspect and copy documents relevant to the application.

4.6.3. A first PARTY having rights in a SUBJECT INVENTION may elect not to file patent applications thereon in particular country(ies) outside the United States, provided it so notifies the other PARTY in writing within ninety (90) days from the date it reports the SUBJECT INVENTION to the other PARTY or such later date on which it acquires such rights in the SUBJECT INVENTION, provided that such notice shall be provided in a reasonable time to permit the other PARTY to establish patent rights in the SUBJECT INVENTION. Thereafter, the other PARTY may elect to file such applications on the SUBJECT INVENTION in the identified countries, and the first PARTY shall assign its interests in the SUBJECT INVENTION in those identified countries to the other PARTY. This assignment shall be subject to the retention by the first PARTY of a non-exclusive, irrevocable, paid-up license to practice, or have practiced, the SUBJECT INVENTION in the identified countries in the case of PARTNER and throughout the world in the case of ERDC.

4.7. Patent and Other Intellectual Property Expenses. The expenses attendant to the filing, prosecution, issuance, and maintenance of patent and intellectual property applications as specified above shall be borne by the PARTY filing the patent or intellectual property application.

4.8. Royalties to ERDC. In this or any foreign country in which PARTNER obtains title to a patent or other intellectual property rights grant, on any SUBJECT INVENTION made solely by ERDC employees or made jointly by ERDC and PARTNER employees, PARTNER shall pay to ERDC a royalty based on a reasonable rate applied to a royalty base. Both the royalty rate and the royalty base shall be negotiated in good faith and documented via an agreed upon patent license agreement negotiated pursuant to Article 4.4.1 or 4.5.1.

4.9. Prosecution of Patent and Intellectual Property Applications. Both PARTIES agree to cooperate with the other in the preparation, filing, and prosecution of patent or other INTELLECTUAL PROPERTY applications on any SUBJECT INVENTION in this or any foreign country. Each PARTY shall provide the other PARTY with a copy of any patent or other INTELLECTUAL PROPERTY application on any SUBJECT INVENTION filed in this or a foreign country within sixty (60) days after filing, along with the power to inspect the patent or other INTELLECTUAL PROPERTY application.

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

4.10. Transfer of Rights to Inventors. In this or any foreign country where none of the PARTIES to this CRADA elects to file a patent or other INTELLECTUAL PROPERTY rights application on a SUBJECT INVENTION, any or all of the PARTIES may transfer their patent or other INTELLECTUAL PROPERTY rights to the employee inventor(s) with the reservation of a non-exclusive, non-transferable, irrevocable, world-wide, paid-up license to practice or have practiced the INVENTION by or on behalf of the PARTIES.

4.11. Maintenance Fees. The fees payable to a patent office in order to maintain the intellectual property will be paid by the PARTY owning the patent, at its option. If that PARTY decides not to pay the maintenance fees, it shall notify the other PARTY, which may pay the maintenance fees if it desires to maintain the enforcement of the patent. If neither PARTY wishes to pay maintenance fees, the inventor(s) will be given a timely notice and opportunity to do so.

4.12. Copyrights.

4.12.1. Works Created by PARTNER. Ownership to copyrights for SUBJECT DATA including original works of authorship created solely by employees of the PARTNER or for hire by the PARTNER in the course of performance of work under this CRADA (subject works) are retained by the PARTNER. The PARTNER shall mark subject works with a copyright notice showing the PARTNER as an owner and shall have the option to register the copyright at the expense of the PARTNER grants to the United States Government a royalty-free, worldwide, non-exclusive, irrevocable, paid-up license to use, modify, prepare derivative works, reproduce, distribute, perform, or display works created by PARTNER under this CRADA. PARTNER agrees to acquire rights from employees and contractors as needed to implement this license grant by direct assignment from the owner of rights in subject works to PARTNER as appropriate.

4.12.2. Joint Works. Ownership of copyrights as may be available under applicable laws for joint works prepared by employees of ERDC and the PARTNER in the course of performance of work under this CRADA are retained solely by the PARTNER. The PARTNER grants to the United States Government a royalty free, worldwide, non-exclusive, irrevocable, paid-up license to use, modify, prepare derivative works, reproduce, distribute, perform, or display works created by PARTNER under this CRADA.

4.12.3. Copyright Notice. If either PARTY publishes copyrighted SUBJECT DATA then, to the extent permitted by this CRADA, it shall affix the applicable copyright notice (see 17 U.S.C. §§ 401, 402, and 403) and an acknowledgment of the scientific and technical contributions of the other PARTY.

4.13. Trademark Qualifying Notice. Prior to the use of the trademark or service mark obtained by the Government or PARTNER, the Parties will negotiate any reasonable qualifying language that must accompany the trademark or service mark.

Article 5. Representations and Warranties.

5.1. Representations and Warranties of ERDC. ERDC hereby represents and warrants to PARTNER as follows:

5.1.1. Organization. ERDC is a research and development center of the Department of Army and is wholly owned by the United States Government ERDC’s substantial purpose is the performance of research, development, or engineering by employees of said Government.

5.1.2. Mission. The performance of the activities specified by this CRADA is consistent with the mission of ERDC.

5.1.3. Power and Authority. All prior reviews and approvals required by regulations or law have been obtained by ERDC prior to the execution of this CRADA. The ERDC official executing this CRADA has the requisite authority to do so.

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

5.2. Representations and Warranties of PARTNER. PARTNER hereby represents and warrants to ERDC as follows:

5.2.1. Corporate Organization. PARTNER, as of the date hereof, is a

Corporation validly existing and established under the laws of the State of Delaware.

5.2.2. Statement of Ownership. PARTNER IS NOT a foreign-owned entity. PARTNER “IS” considered to be a small business as defined by the United States Small Business Administration.

5.2.3. Power and Authority. PARTNER has the requisite power and authority to enter into this CRADA and to perform according to the terms thereof.

5.2.4. Due Authorization PARTNER has taken all actions required to be taken by law, articles of incorporation, bylaws, or otherwise, to authorize the execution and delivery of this CRADA.

5.2.5. No Violation. The execution and delivery of this CRADA does not contravene any material provision of, or constitute a material default under any material CRADA binding on PARTNER or any valid order of any court, or any regulatory agency or other body having authority to which PARTNER is subject.

5.2.6. PARTNER hereby represents and warrants that it is not suspended, proposed for debarment, or debarred from eligibility for federal procurements (i.e., contracts, grants, cooperative agreements). PARTNER hereby agrees to make timely notification to the ERDC duly authorized representative named in Article 8.10 should this representation change.

Article 6. Termination.

6.1. Termination by Mutual Consent. PARTNER and ERDC may elect to terminate this CRADA, or portions thereof, at any time by mutual written consent. In such event the PARTIES shall specify in writing the disposition of all tangible property, intellectual property, and other results of work accomplished or in progress, arising from or performed under this CRADA.

6.2. Termination by Unilateral Action.

6.2.1. Written Notice. Either PARTY may unilaterally terminate this entire CRADA at any time by giving the other PARTY written notice not less than thirty (30) days prior to the desired termination date, provided, however, that no PARTY shall have the right to terminate its obligation under Article 3, Data Rights and Publication.

6.2.2. ERDC may terminate this CRADA immediately if PARTNER transfers the CRADA or any of its rights and obligations to another entity without ERDC’s prior written approval or if direct or indirect control of PARTNER is transferred to another entity without ERDC’s prior written consent.

6.2.3. Data Rights. If either PARTY unilaterally terminates this CRADA pursuant to 6.2.1 above, each PARTY shall return any and all SUBJECT DATA developed by the other PARTY that it might have in its possession and will retain no rights to publish said SUBJECT DATA developed by the other PARTY after the effective date of the unilateral action.

6.2.4. New Commitments. ERDC shall make no new commitments after receipt of a written termination notice from PARTNER and shall, to the extent feasible, cancel all outstanding commitments and contracts by the termination date.

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

6.3. Termination Costs. Unless otherwise explicitly provided in this Agreement, each party shall be solely responsible for all costs it has incurred under this Agreement through the effective date of termination. Each PARTY is responsible for any costs it incurs after the effective date of termination.

Article 7. Liability.

7.1. Liability. Each PARTY shall be responsible for the action of its employees or its agents. PARTNER shall indemnify and hold harmless the Government for any loss, claim, damage, expense, or liability of any kind involving an employee or agent of PARTNER arising in connection with the performance of work under this Agreement, except to the extent that such loss, claim, damage, or liability arises from the negligence of the Federal Laboratory or its employees. The Government’s liability for the loss of property, personal injury or death, or otherwise arising out of any negligent act or omission of its employees in connection with the performance of work under this Agreement shall be governed by the Federal Tort Claims Act, 28 U.S.C. § 2671-2680.

7.2. No Warranty. Except as specifically stated herein, neither PARTY makes any express or implied warranty as to any matter whatsoever, including the conditions of the research or any INVENTION or project.

7.3. Force Majeure. Neither PARTY shall be considered in default for any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such PARTY that causes such PARTY to be unable to perform its obligations under this CRADA (and which it has been unable to overcome by the exercise of due diligence), including, but not limited to, flood, drought, earthquake, storm, fire, pestilence, lightning and other natural catastrophes, epidemic, war, riot, civic disturbance or disobedience, strikes, labor dispute or failure or threat of failure, or sabotage, or any order or injunction made by a court or public agency. In the event of the occurrence of such a force majeure event, the PARTY unable to perform shall promptly notify the other PARTY. It shall further use its best efforts to resume performance as quickly as possible and shall suspend performance only for such period of time as is necessary as a result of the force majeure event.

7.4. Products Liability. PARTNER agrees to indemnify and hold harmless the Government for any loss, claim, damage, expense, or liability of any kind occurring as a result of the making, using, or selling of a product, process, or service by or on behalf of the PARTNER its assignees and licensees and that was derived from work performed under this Agreement. In respect to this provision, the government shall not be considered an assignee or licensee of PARTNER, as a result of reserved Government rights under this Agreement. The Government’s liability for losses, claims, damages, or expenses of PARTNER occurring as a result of the making, using, or selling of a product, process, or service by or on behalf of the Government shall be governed by the provisions of the Federal Tort Claims Act.

Article 8. Miscellaneous.

8.1. Officials Not to Benefit. No member of or delegate to the United States Congress or resident commissioner shall be admitted to any share or part of this CRADA, nor to any benefit that might arise therefrom; but this provision shall not be construed to extend to this CRADA if made with a corporation for its general benefit.

8.2. Governing Law. The technical validity, performance, and effect of this CRADA for all purposes shall be governed by the substantive and procedural laws applicable to the United States Government, as interpreted and applied in the federal courts of the United States.

8.3. Entire CRADA. This CRADA constitutes the entire agreement between the PARTIES concerning the subject matter hereof and supersedes any prior understanding or written or oral agreement relative to said matter.

8.4. Headings. Titles and headings of the sections and subsections of this CRADA are for the convenience of references only and do not form a part of this CRADA and shall in no way affect the interpretation thereof.

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

8.5. Waivers. None of the provisions of this CRADA shall be considered waived by any PARTY hereto unless such waiver is given in writing to all other PARTIES. The failure of any PARTY to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, shall not be deemed a waiver of any rights of any PARTY hereto.

8.6. Severability. The illegality or invalidity of any provisions of this CRADA shall not impair, affect, or invalidate the other provisions of this CRADA.

8.7. Amendments and Modifications. If either PARTY desires a modification in this CRADA, the PARTIES shall, upon reasonable notice of the proposed modification by the PARTY desiring the change, confer in good faith to determine the desirability of such modification. Such modification shall not be effective until a written amendment is signed by all the PARTIES hereto by their representatives duly authorized to execute such amendment. All amendments will be considered integral parts of this CRADA and will be included in an appendix specifically for said amendments.

8.8. Title to Property. The purchase or use of any property to carry out this CRADA does not affect the ownership rights that would otherwise apply. All equipment developed or acquired under this CRADA shall be the property of the PARTY developing or acquiring such equipment. However, property directly provided under this CRADA by either PARTY, regardless of who uses the property in the performance of the work, shall remain the property of the providing PARTY unless other disposition is mutually agreed upon in writing by the PARTIES. The PARTY holding the title to the equipment utilized in carrying out this CRADA is responsible for the maintenance of the equipment and the costs of transportation to and from the site where it will be used.

8.9. Assignment. Neither this CRADA nor any rights or obligations of any PARTY hereunder shall be assigned or otherwise transferred by either PARTY without the prior written consent of the other PARTY.

8.10. Official notices pertaining to amendments, disputes, or termination shall be signed by a duly authorized representative and shall be delivered by United States Certified mail, or other form of express mail service. All such official notices shall be addressed as follows:

[***]

Either PARTY may change such address by giving notice to the other PARTY in this manner.

8.11. General written notices pertaining to the scientific and technical execution of the work under this CRADA, such as progress reports, may be signed by the representatives named in the work statement provided as an appendix. Either PARTY may change its authorized representative by giving notice to the other PARTY in this manner.

8.12. Independent Contractors. The relationship of the PARTIES to this CRADA is that of independent contractors and not as agents of each other or as joint venturers or as business partners. Each PARTY shall maintain sole and exclusive control over its personnel and operations.

8.13. Use of Name or Endorsements. PARTNER shall not use the name or any trademarks of ERDC, the United States Army Corps of Engineers, or the United States Government on any product or service that is directly or indirectly related to either this CRADA or any patent license or assignment agreement that implements this CRADA unless permission has been obtained from the Program Manager of the Army Trademark Licensing Program. ERDC shall assist in obtaining such approval as appropriate. By entering into this CRADA, ERDC does not directly or indirectly endorse any product or service provided, or to be provided, by PARTNER, its successors, assignees, or licensees. PARTNER shall not in any way imply that this CRADA is an endorsement of any such product or service.

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

8.14. Covenant Against Contingent Fees. PARTNER warrants that no person or selling agency has been employed or retained to solicit or secure this CRADA upon agreement or understanding for a commission, percentage, brokerage, or contingent fee, excepting bona fide employees or bona fide established commercial or selling agencies maintained by PARTNER for the purpose of securing business. For breach or violation of this warranty, ERDC shall have the right to annul this CRADA without liability, or, in its discretion, to add to the CRADA price or consideration, or otherwise recover, the full amount of such commission, percentage, brokerage, or contingent fee.

8.15. Preference for United States Industry. The PARTIES agree that a purpose of this CRADA is to provide substantial benefit to the United States economy. Accordingly, PARTNER agrees that any product MADE or produced under this CRADA, used or sold by PARTNER or any licensee or sub-licensee shall be manufactured substantially in the United States.

8.16. Access to Government Automated Information Systems. Both PARTIES agree that any non-Government persons working under this CRADA (including United States citizens) who require access to Government Automated Information Systems (stand-alone computers, network computers/system, email) shall, at a minimum, be designated into an ADP-III position (non-sensitive) in accordance with DoD regulation 5220-22-R, Industrial Security.

8.17. Army Limited-Access Databases. This agreement and its appendices, and modifications if any, may be maintained on United States Government-limited access, password-protected websites for program management and record-keeping purposes. The PARTNER acknowledges and agrees to allow disclosure of this Agreement to third party contractors of the Government to carry out these program management purposes, on a need-to-know basis, provided such contractors are legally bound to confidentiality.

Article 9. Relationships with Foreign Entities.

9.1. FOREIGN NATIONALs Participation. Travel and/or visits by FOREIGN NATIONALs to ERDC facilities related to CRADA coordination, negotiation, or execution will be governed by the provisions of Army Regulation 380-10, Disclosure of Information and Visits of Foreign Nationals. Travel and/or visits by FOREIGN NATIONALs will be conducted with Headquarters, United States Army Corps of Engineers, Foreign Disclosure Office (CEMP-OI-FL), and follow procedures issued by that office. PARTNER agrees to furnish the name of any FOREIGN NATIONAL who might be involved in the work performed under this CRADA in the United States, along with documentation to verify that each was legally admitted into the United States and has authority to work and/or attend school in the United States. This information should be forwarded to:

[***]

9.2. Export Control Laws. Each Party is responsible for their own compliance with the export control laws and regulations. The PARTIES understand that this CRADA might involve technology and SUBJECT DATA that is subject to export control laws and regulations, and each PARTY is responsible for its own compliance with such laws and regulations. Consideration has been given to the provisions of Executive Order 12591. If it is determined that, under the International Traffic Arms Regulation or Export Administration Regulation, controls are required on technology that may be transferred under this CRADA, such controls shall be appropriately documented. Nothing in this CRADA waives any such statutory or regulatory requirement.

Article 10. Alternative Dispute Resolution.

10.1. Settlement. In the event that a dispute arises under this CRADA that which cannot be readily resolved, it shall be submitted jointly to the signatories of this CRADA. The PARTIES shall seek in good faith to resolve the issue through negotiation or other forms of non-binding alternative disputes resolution mutually acceptable to the PARTIES. A joint decision of the signatories or their designees shall be the final and binding disposition of such dispute, with no further review. If the PARTIES cannot reach a joint settlement, either PARTY may terminate this Agreement immediately pursuant to Article 6.2. To be clear, termination of this Agreement is the only remedy or recourse to either PARTY in the event of an irresolvable dispute.

10.2. Continuation of Work. Pending the resolution of any dispute or claim pursuant to this Article, the PARTIES agree that performance of all obligations shall be pursued diligently.

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Article 11. Surviving Provisions.

11.1. The Articles covering Definitions, Financial Obligations, Data Rights and Publications, Patent and Other Intellectual Property Rights, Representations and Warranties, Liability, Amendments and Modifications, Notices, Transfer to Foreign-owned or Foreign-controlled Entities, Alternative Dispute Resolution, and Surviving Provisions shall survive the completion, termination, or expiration of this CRADA.

Article 12. Agency Review

12.1. Secretary of Army Review. Notwithstanding the delegation of authority to execute this CRADA to the individual designated, the Secretary of the Army has reserved to the Assistant Secretary of the Army for Acquisition, Logistics, and Technology (ASA(ALT)) the opportunity provided by 15 USC § 3710a (c) (5) (A), to disapprove or to require the modification of this CRADA and all subsequent amendments within 30 days of the date it is presented to him or her by ERDC under specific conditions. This review will be incurred if the non-Federal partner is a foreign entity as defined in Executive Order 12591 or the CRADA involves the receipt of more than $1 million in funds in any one fiscal year from the non-federal partner.

12.2. Ratification. In the event that the ASA(ALT) exercise the authority reserved by Article 12.1, PARTNERS shall have thirty (30) days from notification of the required modification to ratify the modifications or terminate the CRADA.

Article 13. Duration of CRADA and Effective Date.

13.1. It is mutually recognized that the development program cannot be rigidly defined in advance and that the contemplated time periods for completion of each phase are good-faith guidelines subject to adjustment by mutual agreement, to fit circumstances as the development program proceeds. In no case will this CRADA extend beyond September 2028, unless it is amended in accordance with Article 8.7.

13.2. Effective Date. This CRADA shall enter into force following last signature date.

IN WITNESS WHEREOF, the PARTIES have caused this CRADA to be executed by their duly authorized representatives as follows:

For PARTNER:	For ERDC-CERL:

/s/ Jordan Davis	/s/ [***]
JORDAN DAVIS	[***]
Chief Executive Officer	Director

Date: 9/27/2023	Date: 10/4/2023

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

APPENDIX A

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

BETWEEN

U.S. ARMY ENGINEER RESEARCH AND DEVELOPMENT CENTER

CONSTRUCTION ENGINEERING RESEARCH LABORATORY

AND

VOLCON, INC.

FOR

ELECTRIC VEHICLE RESEARCH

Scope of Cooperative Research and Development Program

The purpose of this CRADA to provide for the joint conduct of research and development investigations related to electric vehicles. The respective obligations of the PARTIES in performing the cooperative research and development program are as follows:

ERDC:

(1) Shall make available laboratory engineers and scientists to collect data and conduct collaborative research related to electric vehicles.

(2) Shall exchange research study results and technical information related to electric vehicles in areas of common interest.

(3) Shall provide expert consultations related to electric vehicles in areas of common interest.

PARTNER:

(1) Shall make available engineers and scientists to electric vehicles in areas of common interest.

(2) Shall exchange research study results and technical information related to understanding changes and governing processes of electric vehicles in areas of common interest.

(3) Shall provide expert consultations related to understanding changes and governing processes of electric vehicles in areas of common interest.

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

APPENDIX B

WORK STATEMENT

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

BETWEEN

U.S. ARMY ENGINEER RESEARCH AND DEVELOPMENT CENTER (ERDC)

CONSTRUCTION ENGINEERING RESEARCH LABORATORY

AND

VOLCON, INC.

FOR

ELECTRIC VEHICLE RESEARCH

Pursuant to Article 2.2 of the subject AGREEMENT, this Work Statement defines a particular research activity (consistent with the scope and obligations set forth in Appendix A to be conducted under the AGREEMENT.

1.0. INTRODUCTION

PARTNER seeks to provide technical capabilities, resources, and expertise in the mutually beneficial research and development of electric vehicle (EV) technology to expand its commercial electric vehicles into a dual-use product (or family of products) capable of benefitting warfighters and USACE in support of emergency services disaster response. The PARTNER seeks collaboration and feedback from ERDC for its EV products to improve energy management (measurement, monitoring, range extension, export power, processes and procedures), synchronization with emerging microgrid and electrical infrastructure technologies to ensure compatibility and scalable solutions, and feedback toward product development efforts to develop enhanced tactical ground vehicle applications for warfighter support and emergency responders, and non-tactical applications for installation support.

2.0 SCOPE OF WORK

2.1. Background Research: Conversations between our teams have inspired opportunities to collaborate on research and development topics related to electric vehicle technology that would be mutually beneficial for both parties:

ERDC: Plans to gain knowledge of charging requirements for electrical vehicles in a deployed environments as well as the impacts of the charging equipment on AMMPS generators as well as other operational energy power supply options. ERDC will use this knowledge to develop and test energy management strategies to make the best transition from fuel fired vehicles to electric vehicles.

PARTNER: Potential benefits to the Cooperating Party arising from this proposed collaboration include the development of electric vehicle technology that provides solutions to known problems, such as: 1) Remote tactical recharging of electric vehicles; 2) Vehicle to Grid / Microgrid charging to maximize available power and minimize or reduce the waste of traditional fuel-based energy generation; and, 3) Further the inputs to other DoD projects related to the 2022 US Army Climate Strategy and the Biden Administration’s Executive Order 14057 which create the requirement for government fleet electrification from present through 2050. By helping achieve these solutions in cooperation with ERDC, the Cooperating Party expects to benefit by having made available to the DoD a vehicle that’s scalable across the government verticals from federal, state, and local.

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Certain identified information has been excluded from this exhibit because it is both not material and is the type that the issuer treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

3.0. DELIVERABLES/REPORT

ERDC will prepare reports to the PARTNER describing the analyses and results.

4.0. COST AND SCHEDULE

Each PARTY shall be responsible to pay all costs of labor, supplies, materials, equipment, overhead, and other expenses, direct and indirect, that are incurred by such PARTY in connection with this CRADA, necessary to the performance of specific work as agreed to by both PARTIES.

[***]

5.0. POINTS OF CONTACT

[***]

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